EXHIBIT 10.1

EXECUTION VERSION

VOTING AND SUPPORT AGREEMENT

This VOTING AND SUPPORT AGREEMENT (this “Agreement”) is entered into as of June 20, 2013, by and among National Holdings Corporation, a Delaware corporation (“Parent”), National Acquisition Corp., a Delaware corporation and a direct wholly-owned subsidiary of Parent (“Merger Sub”), and [insert name of Target stockholder],  (“Stockholder”).  Parent, Merger Sub, and Stockholder are each sometimes referred to herein as a “Party” and collectively as the “Parties”.

W I T N E S S E T H:

WHEREAS, as of the date hereof, Stockholder has the sole right to vote the number of shares of common stock, par value $0.01 per share (the “Common Stock”), of Gilman Ciocia, Inc., a Delaware corporation (the “Company”), set forth opposite Stockholder’s name on Schedule I hereto (such shares of Common Stock, together with any other shares of Common Stock the voting power over which is acquired by Stockholder during the period from and including the date hereof through and including the date on which this Agreement is terminated in accordance with its terms (such period, the “Voting Period”), are collectively referred to herein as the “Subject Shares”.

WHEREAS, Parent, Merger Sub, and the Company contemporaneously herewith intend to enter into an Agreement and Plan of Merger, dated as of the date hereof (as the same may be amended from time to time, the “Merger Agreement”), pursuant to which Merger Sub will merge with and into the Company, with the Company surviving as a wholly-owned subsidiary of Parent (the “Merger”); and

WHEREAS, as a condition to the willingness of Parent and Merger Sub to enter into the Merger Agreement, and as an inducement and in consideration therefor, Stockholder is executing this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual premises, representations, warranties, covenants and agreements contained herein, the Parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1                      Capitalized Terms.  For purposes of this Agreement, capitalized terms used and not defined herein shall have the respective meanings ascribed to them in the Merger Agreement.

ARTICLE II

VOTING AGREEMENT AND IRREVOCABLE PROXY

Section 2.1                      Agreement to Vote the Subject Shares.  Stockholder hereby agrees that, during the Voting Period, at any duly called meeting of the stockholders of the Company (or any adjournment or postponement thereof), and in any action by written consent of the stockholders of the Company, Stockholder shall, if a meeting is held, appear at the meeting, in person or by proxy, or otherwise cause his or her Subject Shares to be counted as present thereat for purposes of establishing a quorum, and he or she shall vote or consent (or cause to be voted or consented), in person or by proxy, all of his or her Subject Shares (a) in favor of the adoption of the Merger Agreement and approval of the Merger and the other transactions contemplated by the Merger Agreement, and (b) against any action, proposal, transaction or agreement that would reasonably be expected to result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement or of Stockholder contained in this Agreement.  This Agreement is intended to bind Stockholder only with respect to the specific matters expressly set forth in clauses (a) and (b) above, and except as set forth in such clauses, Stockholder shall not be restricted from voting in favor of, against or abstaining with respect to any other matter presented to the stockholders of the Company.  Stockholder agrees not to enter into any agreement, commitment or arrangement with any person the effect of which would be inconsistent with or violative of the provisions and agreements contained in this Article II.  Notwithstanding anything contained in this Agreement to the contrary, nothing contained in this Agreement shall be deemed to limit or affect a Stockholder’s ability to approve a Superior Proposal.

Section 2.2                      No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent or Merger Sub any direct or indirect ownership or incidence of ownership of or with respect to the Subject Shares.  All rights, ownership and direct and indirect economic benefits of and relating to the Subject Shares shall remain vested in and belong to Stockholder.

Section 2.3                      No Obligation as Director, Officer or Fiduciary.  Notwithstanding anything contained in this Agreement to the contrary, (a) Stockholder makes no agreement or understanding herein in any capacity other than in its capacity as a record holder and/or beneficial owner of the Subject Shares, (ii) nothing in this Agreement shall be construed to limit or affect any action or inaction by Stockholder or any Representatives of Stockholder in their respective capacity as a director, officer, or other fiduciary of the Company, and (iii) Stockholder and its Representatives shall have no liability to Parent or Merger Sub or any of their respective affiliates under this Agreement as a result of any action or inaction by Stockholder or any of its Representatives acting in their respective capacity as a director, officer, or other fiduciary of the Company.  The term “Representatives” shall mean any director, officer, employee, agent or other representative (collectively, “Representatives”) of Stockholder.

ARTICLE III

COVENANTS

Section 3.1                      Generally.

(a)           Stockholder agrees that during the Voting Period, except as contemplated by the terms of this Agreement, it shall not, and shall cause its affiliates not to, without Parent and Merger Sub’s prior written consent, (i) offer for sale, sell (including short sales), transfer, tender, pledge, encumber, assign or otherwise dispose of (including by gift) (collectively, a “Transfer”), or enter into any contract, option, derivative, hedging or other agreement or arrangement or understanding (including any profit-sharing arrangement) with respect to, or consent to, a Transfer of, any or all of the Subject Shares, except, in each case, for Permitted Transfers (as hereinafter defined); (ii) grant any proxies or powers of attorney with respect to any or all of the Subject Shares; (iii) grant in favor of any person any lien of any nature whatsoever with respect to any or all of the Subject Shares; or (iv) knowingly or intentionally take any action that to the knowledge of such Stockholder would have the effect of preventing, impeding, interfering with or adversely affecting Stockholder’s ability to perform its obligations under this Agreement.  The term “Permitted Transfers” shall mean the Transfer of Subject Shares (1) to any other person who shall have executed and delivered to Parent and Merger Sub a voting and support agreement substantially on the same terms and conditions as this Agreement (2) to any spouse or lineal descendent (whether natural or adopted), sibling, parent, other family member, heir, executor, administrator, testamentary trustee, or (3) to any trust for the benefit of any spouse or lineal descendent (whether natural or adopted), sibling, parent, or other family member, or any other transfer for estate planning purposes; provided, that in each case referred to in clauses (1), (2) or (3), the assignee or transferee thereof agrees in writing, in form and substance reasonably satisfactory to Parent and Merger Sub, to be bound by the terms of this Agreement; and (4) pursuant to the requirements of the Merger Agreement.

(b)           In the event of a stock dividend or distribution, or any change in the Common Stock by reason of any stock dividend or distribution, split-up, recapitalization, combination, conversion, exchange of shares or the like, the term “Subject Shares” shall be deemed to refer to and include the Subject Shares as well as all such stock dividends and distributions and any securities into which or for which any or all of the Subject Shares may be changed or exchanged or which are received in such transaction.

(c)           Stockholder agrees, while this Agreement is in effect, not to knowingly or intentionally take or agree or commit to take any action that would make any representation and warranty of Stockholder contained in this Agreement inaccurate in any material respect.

Section 3.2                      Standstill Obligations of the Stockholder.  Stockholder covenants and agrees with Parent and Merger Sub that, during the Voting Period:

(a)           Stockholder shall not, and shall not act in concert with any person to, make, or in any manner participate in, directly or indirectly, a “solicitation” of “proxies” or consents (as such terms are used in the rules of the Securities and Exchange Commission) or powers of attorney or similar rights to vote, or seek to advise or influence any person with respect to the voting of, any shares of Common Stock in connection with any vote or other action on any matter, other than to recommend that stockholders of the Company vote in favor of adoption of the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement.

(b)           Stockholder shall not, and shall not act in concert with any person to, deposit any of the Subject Shares in a voting trust or subject any of the Subject Shares to any arrangement or agreement with any person with respect to the voting of the Subject Shares, except as provided by Article II of this Agreement.

(c)           Stockholder shall not, and shall not act in concert with any person to, directly or indirectly, initiate, solicit or knowingly encourage or facilitate (including, in each case, by way of furnishing information) any inquiries or the making of any proposal or offer with respect to, or any indication of interest in, any Acquisition Proposal, engage in any negotiations or discussions concerning any Acquisition Proposal, or provide any non-public information or data to any person or any Representatives thereof (other than Parent, Merger Sub or any of the affiliates of Parent or Merger Sub) that has made, or to Stockholder’s knowledge, is considering making an Acquisition Proposal, or make any public statements with respect to any Acquisition Proposal or any matter that relates to, supports, or could reasonably be expected to lead to any Acquisition Proposal.

(d)           Stockholder shall cease immediately any and all existing discussions, conversations, negotiations and other communications with any person conducted heretofore with respect to any Acquisition Proposal or any matter which, to the knowledge of Stockholder, relates to, supports, or would reasonably be expected to lead to any Acquisition Proposal.

Notwithstanding the foregoing, the provisions of this Section 3.2 shall not apply to Stockholder to the extent that the Company would be permitted to take such actions under the Merger Agreement.

Section 3.3                        Appraisal Rights.  Stockholder agrees not to seek appraisal or assert any rights of dissent from the Merger that it may have under Section 262 of the DGCL (or otherwise) and, to the extent permitted by applicable Law, Stockholder hereby waives any rights of appraisal or rights to dissent from the Merger that it may have under Section 262 of the DGCL.

Section 3.4                      Waiver of Certain Rights; Termination of 2007 Shareholder Agreement.

(a)           To the extent applicable, the Company and each Stockholder waive Sections 3.2, 3.3 and 3.4 of the 2007 Shareholder Agreement with respect to the execution, delivery and performance of the Merger Agreement.

(b)           The Stockholder and the Company agree that at Closing of the Merger, the 2007 Shareholder Agreement shall terminate and shall be of no further force and effect.

(c)           “2007 Shareholder Agreement” means that certain Shareholder Agreement dated August 20, 2007 between the Company, Investor Shareholders and Existing Shareholders signatory thereto.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF STOCKHOLDER

Stockholder hereby represents and warrants to Parent and Merger Sub as follows:

Section 4.1                      Binding Agreement.  Stockholder is: (i) of legal age to execute this Agreement and is legally competent to do so and (ii) has all necessary power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement, assuming due authorization, execution and delivery hereof by Parent and Merger Sub, constitutes a legal, valid and binding obligation of Stockholder, enforceable against Stockholder in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditor’s rights, and to general equitable principles).

Section 4.2                      Ownership of Shares.  Schedule I sets forth opposite Stockholder’s name the number of shares of Common Stock over which Stockholder has the sole right to vote or to direct the voting as of the date hereof.  As of the date hereof, Stockholder is the lawful owner of such shares of Common Stock.  Stockholder does not own or hold any right to acquire any additional shares of any class of capital stock of the Company or other securities of the Company or any interest therein or any voting rights with respect to any securities of the Company other than the Subject Shares.  Except as set forth in Schedule II, Stockholder has good and valid title to such shares of Common Stock, free and clear of any and all Liens other than those created by this Agreement or the 2007 Shareholder Agreement.  Stockholder has not employed or engaged any investment banker, broker or finder that is or will be entitled to any commission or fee from Stockholder in connection with this Agreement or the transactions contemplated hereby.

Section 4.3                      No Conflicts.

(a)           No filing with, or notification to, any Governmental Body, and no consent, approval, authorization or permit of any other person (except in the case of Section 3.3(b), other than any other party to the 2007 Shareholder Agreement) is necessary for the execution of this Agreement by Stockholder and the consummation by Stockholder of the transactions contemplated hereby.

(b)           None of the execution and delivery of this Agreement by Stockholder, the consummation by Stockholder of the transactions contemplated hereby or compliance by Stockholder with any of the provisions hereof shall (i) result in, or give rise to, a violation or breach of or a default under any of the terms of any material contract, understanding, agreement or other instrument or obligation to which Stockholder is a party or by which Stockholder or any of the Subject Shares or Stockholder’s assets may be bound, or (iii) violate any judgment, decree, or order or law applicable to Stockholder, except for any of the foregoing as could not reasonably be expected to impair Stockholder’s ability to perform its obligations under this Agreement.

Section 4.4                      Company Takeover Proposal.  Stockholder represents that it is not currently engaged in any discussions or negotiations with any person (other than Parent or Merger Sub or any affiliates of Parent or Merger Sub) with respect to any Acquisition Proposal or any matter that, to Stockholder’s knowledge, relates to, supports, or would reasonably be expected to lead to any Acquisition Proposal.

Section 4.5                      Reliance by Parent and Merger Sub.  Stockholder understands and acknowledges that Parent and Merger Sub are entering into the Merger Agreement in reliance upon the execution and delivery of this Agreement by Stockholder.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PAERNT AND MERGER SUB

Parent and Merger Sub hereby represent and warrant to Stockholder as follows:

Section 5.1                      Binding Agreement.  Each of Parent and Merger Sub is a Delaware corporation duly organized and validly existing under the laws of the jurisdiction of its organization.  Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by each of Parent and Merger Sub have been duly authorized by all necessary corporate action on the part of each of Parent and Merger Sub.  This Agreement, assuming due authorization, execution and delivery hereof by Stockholder, constitutes a legal, valid and binding obligation of Parent and Merger Sub enforceable against Parent and Merger Sub in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditor’s rights, and to general equitable principles).

Section 5.2                      No Conflicts.

(a)           No filing with, or notification to, any Governmental Body, and no consent, approval, authorization or permit of any other person is necessary for the execution of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby.

(b)           None of the execution and delivery of this Agreement by Parent and Merger Sub, the consummation by Parent and Merger Sub of the transactions contemplated hereby or compliance by Parent and Merger Sub with any of the provisions hereof shall (i) conflict with or result in any breach of the organizational documents of Parent or Merger Sub, (ii) result in, or give rise to, a violation or breach of or a default under any of the terms of any material contract, understanding, agreement or other instrument or obligation to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any of its respective assets may be bound, or (iii) violate any applicable judgment, decree, order or law, except for any of the foregoing as could not reasonably be expected to impair Parent or Merger Sub’s ability to perform its obligations under this Agreement.

Section 5.3                      Reliance by the Stockholder.  Each of Parent and Merger Sub understands and acknowledges that Stockholder is entering into this Agreement in reliance upon the execution and delivery of the Merger Agreement by Parent and Merger Sub.

ARTICLE VI

TERMINATION

Section 6.1                      Termination.  This Agreement shall automatically terminate, and none of Parent, Merger Sub, or Stockholder shall have any rights or obligations hereunder and this Agreement shall become null and void and have no effect upon the earliest to occur of (a) the mutual written consent of Parent, Merger Sub, and Stockholder, (b) the Effective Time, (c) the date of termination of the Merger Agreement in accordance with its terms, (d) an Adverse Recommendation Change has occurred under the Merger Agreement, and (e) the Board of Directors has accepted a Superior Proposal under the Merger Agreement. The termination of this Agreement shall not prevent any Party hereunder from seeking any remedies (at law or in equity) against another Party hereto or relieve such Party from liability, in each case for such Party’s fraud or willful breach of any terms of this Agreement.  Notwithstanding anything to the contrary herein, the provisions of Article VII shall survive the termination of this Agreement.

ARTICLE VII

MISCELLANEOUS

Section 7.1                      Publication.  Stockholder hereby permits the Company, Parent, and Merger Sub to publish and disclose in any forms, schedules or other documents required to be filed with the Securities and Exchange Commission (including the Proxy Statement/Prospectus and the S-4) by the Company, Parent, and Merger Sub, as applicable, Stockholder’s identity and ownership of the Subject Shares and the nature of its commitments, arrangements and understandings pursuant to this Agreement.

Section 7.2                      Further Assurances.  From time to time, at the other Party’s request and without further consideration, each Party shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or desirable to consummate the transactions contemplated by this Agreement.

Section 7.3                      Fees and Expenses.  Each of the Parties shall be responsible for its own fees and expenses (including, without limitation, the fees and expenses of investment bankers, accountants and counsel) in connection with the entering into of this Agreement and the consummation of the transactions contemplated hereby and by the Merger Agreement.

Section 7.4                      Amendments, Waivers, etc.  This Agreement may not be amended, changed, supplemented, waived or otherwise modified, except upon the execution and delivery of a written agreement executed by each of the Parties hereto.  The failure of any Party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other Party hereto with its obligations hereunder, and any custom or practice of the Parties at variance with the terms hereof shall not constitute a waiver by such Party of its right to exercise any such or other right, power or remedy or to demand such compliance.

Section 7.5                      Headings.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 7.6                      Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any Party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

Section 7.7                      Entire Agreement; Assignment.  This Agreement (together with the Merger Agreement, to the extent referred to herein, and Schedule I) constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof.  This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of the other Party except that Parent and Merger Sub may assign all or any of their respective rights and obligations hereunder to any direct or indirect wholly-owned subsidiary of Parent or Merger Sub.

Section 7.8                      Parties in Interest.  This Agreement shall be binding upon and inure solely to the benefit of each Party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

Section 7.9                      Interpretation.  When reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  The words “hereof,” “herein,” “hereby” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The word “or” shall not be exclusive.  Whenever used in this Agreement, any noun or pronoun shall be deemed to include the plural as well as the singular and to cover all genders.  This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted.

Section 7.10                      Governing Law.  This Agreement and the rights and duties of the Parties hereunder shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to the conflicts of laws principles thereof, which would result in the applicability of the laws of another jurisdiction, except to the extent required under Delaware corporate law.

Section 7.11                      Specific Performance; Jurisdiction.  The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the state and federal courts sitting in New York County in the State of New York, this being in addition to any other remedy to which they are entitled at law or in equity.  In addition, each of the Parties:  (i) consents to submit itself to the personal jurisdiction of the state and federal courts of the State of New York sitting in New York County in the event any dispute arises out of this Agreement or any transaction contemplated hereby; (ii) agrees that it will not attempt to deny or defeat personal jurisdiction by motion or other request for leave from any such court; (iii) waives any right to trial by jury with respect to any action related to or arising out of this Agreement or any transaction contemplated hereby; and (iv) irrevocably and unconditionally waives (and agrees not to plead or claim) any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in any state or federal courts  sitting in New York County, New York.

Section 7.12                      Counterparts.  This Agreement may be executed in counterparts (including by facsimile), each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 7.13                      No Partnership, Agency or Joint Venture.  This Agreement is intended to create a contractual relationship between Stockholder, on the one hand, and Parent and Merger Sub, on the other hand, and is not intended to create, and does not create, any agency, partnership, joint venture or any like relationship between or among the parties hereto.  Without limiting the generality of the foregoing sentence, Stockholder (a) is entering into this Agreement solely on its own behalf and shall not have any obligation to perform on behalf of any other holder of Common Stock or any liability (regardless of the legal theory advanced) for any breach of this Agreement by any other holder of Common Stock and (b) by entering into this Agreement does not intend to form a “group” for purposes of Rule 13d-5(b)(1) of the Exchange Act or any other similar provision of applicable law.  Except as set forth in Schedule II, Stockholder is not affiliated with any other holder of Common Stock entering into a voting agreement with Parent and Merger Sub in connection with the Merger Agreement and has acted independently regarding its decision to enter into this Agreement.

[Execution page follows.]

IN WITNESS WHEREOF, Parent, Merger Sub, and Stockholder have caused this Agreement to be duly executed as of the day and year first above written.

National Holdings Corporation

By:
Name:
Title:

National Acquisition Corp.

By:
Name:
Title:

Name:

With respect to Section 3.3 of this Agreement only:

Gilman Ciocia, Inc.

By:
Name:
Title:

SCHEDULE I

Ownership of Common Stock

Stockholder	Number of Shares
[_____________]	[______________]

SCHEDULE II